Exhibit 10.5

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of February 05, 2019 and effective as of December 15, 2018 (the “Effective Date”), by and between Salarius Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), and David J. Arthur (the “Executive”), an individual residing at the address set forth on the signature page below.

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into an Executive Employment Agreement with the effective date of November 1, 2015, which was subsequently amended on March 13, 2017 and May 15, 2017 (as amended, the “Prior Agreement”);

WHEREAS, the Company’s Board of Managers has approved an increase of Executive’s annual base salary from $225,120 to $315,000, effective December 15, 2018; and

WHEREAS, the parties intend for this Agreement to amend and restate, replace and supersede the Prior Agreement in its entirety, and to provide for the continued employment of the Executive pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Executive Officer and as a member of the Board of Managers of the Company upon the terms and conditions of this Agreement. The Executive shall report to the Board of Managers of the Company. The Executive shall be subject to an annual performance review during his employment by the Company, which shall occur in January following the applicable calendar year.

2.    Duties. The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including, but not limited to, strategic planning, financial planning, preparation of business and marketing plans, raising funds, operational oversight of consultants and employees, and have such other duties as are typical of the Chief Executive Officer of a similarly situated company and those prescribed from time to time by the Board of Managers of the Company. During the Term (defined below) of employment, Executive shall devote substantially all of his time, during normal business hours, to the business and affairs of the Company in furtherance of its best interests. Additionally, the Company has agreed that the Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services, and with the prior consent of the Company, serve on outside boards of directors for noncompeting non-profit and for profit corporations. The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

3.    Term. Unless earlier terminated as provided herein, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until (a) earlier terminated or amended as provided herein or (b) either party gives 30 days prior written notice.

4.    Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings).

(a)    Base Salary. Beginning as of the Effective Date, the Executive shall receive a monthly salary of $26,250 (equal to an annual salary of $315,000) payable on the 15th day of each month (the “Base Salary”), less applicable deductions and withholding taxes, while providing services under the terms of this Agreement, and Executive shall continue to receive a W-2 and be taxed as a W-2 employee of the Company.

(b)    Restricted Units(c) . The Executive shall be eligible for the grant of Restricted Units or other equity during the Term based upon the Executive’s performance, which shall be awarded at the Board of Managers’ discretion.

(d)    Benefits. The Executive shall be entitled to receive benefits substantially similar to those set forth on the Executive Summary attached hereto as Exhibit A and incorporated herein by reference, in accordance with the terms and conditions of the applicable plan documents provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(e)    Vacation and Holidays. The Executive shall be entitled to four weeks (20 days) paid vacation per calendar year (with the vacation for any partial year being prorated) to be taken at such times as may be approved by the Board of Managers. Vacation days earned in one calendar year may not be used in any subsequent calendar year. The Executive will also be eligible for Company paid holidays (currently nine per year plus three floating holidays). The Executive shall also be entitled to take time off for illness or personal emergencies, which shall not be counted as vacation days.

(f)    Relocation Expenses. If the Executive is required to move during the Term because of the Company’s relocation, the Company shall pay for certain relocation expenses, including but limited to expenses related to the sale of the Executive’s home, packing and relocation of belongings, temporary thing expenses, and reasonable travel expenses to effectuate the move (Executive and spouse), up to the amount of $100,000 (exclusive of any gross-up amount required for tax purposes because of the taxable nature of some of the relocation expenses). All moving related expenses must be documented and requests for reimbursement be made in accordance with the Company’s standard reimbursement policy. The Company and Executive shall enter into a relocation expense agreement if and when it becomes necessary to do so.

(g)    Business Expenses. The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that, the Executive complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect and provides the Board of Managers or the Executive Chairman reasonable advance notice prior to decisions to incur significant expenses in the amount of $50,000 or more.

5.    Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)    Termination by the Executive. The Executive may terminate this Agreement and Executive’s employment by the Company 30 days after providing written notice to the Company.

(b)    Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or Executive’s personal representative):

(i)    at any time and for any reason;

(ii)    upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

(iii)    if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement;

(iv)    upon the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within 60 days after filing; provided that, such termination shall not prejudice the Executive’s rights as a member or a creditor of the Company; or

(v)    “for cause” (as defined herein). “For cause” shall be determined by the Board of Managers by a majority vote without the participation of the Executive in such vote and shall mean:

(A)    any material breach of the terms of this Agreement by the Executive, or the failure of the Executive to diligently and properly perform the Executive’s duties for the Company or the Executive’s failure to achieve the objectives specified by the Board of Managers, which breach or failure is not cured within 30 days after written notice thereof;

(B)    the Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property, or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;

(C)    any material failure to comply with the Company Policies or any other policies and/or directives of the Board of Managers, which failure is not cured within 30 days after written notice thereof; provided, however, in the case of failure to comply with Company Policies related to harassment, unlawful discrimination, retaliation or workplace violence a 30 day cure period and written notice thereof is not required;

(D)    the Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

(E)    any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(F)    the Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

(G)    any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(c)    Obligations of the Company Upon Termination.

(i)    Upon the termination of this Agreement by the Company pursuant to paragraph 5(b)(ii), (iii), (iv) or (v), the Company shall have no further obligations other than the payment of all compensation and other benefits payable to the Executive through the date of such termination, which shall be paid on or before the Company’s next regularly scheduled payday following the termination date, unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(ii)    Upon termination of this Agreement by the Company or its successor in interest pursuant to paragraph 5(b)(i) and provided that the Executive executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than 90 days after the date of termination (the “Release”), the Company shall: (a) pay the Executive an amount that is equal to 12 months of Executive’s then-current Base Salary, less applicable tax withholdings and deductions, with such payments to be made in equal semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release and continuing until such time as the amount has been paid in full; (b) as it applies to the health and welfare benefits Executive was enrolled in as of his last day of employment, subject to the Executive’s timely election of continuation of coverage under COBRA or state law equivalent or enrollment in individual marketplace benefits, pay the Executive an amount that is equal to the aggregate total of the premium payments for the period of 12 months or until the date the Executive secures reasonably comparable coverage with another employer, if sooner, less applicable taxes and withholdings, with such payments to be made to the Executive in equal monthly or semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date processed after Executive has executed, delivered to the Company and not revoked the Release (if applicable); provided, however, that in all cases, Executive shall be responsible for payment of the COBRA or other applicable premium after the expiration of the 12 month period specified above; and

(iii)    Upon termination of this Agreement by the Company or a successor or interest pursuant to paragraph 5(b)(i) or by the Executive for Good Reason (as defined below) within the eighteen (18) month period following a Change in Control and provided that the Executive executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than 90 days after the date of termination (the “Release”), the Company shall: (a) pay the Executive an amount equal to 12 months of Executive’s then-current Base Salary (less all applicable withholdings and deductions), with such payments to be made in equal semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release and continuing until such time as the amount has been paid in full; (b) as it applies to the health and welfare benefits Executive was enrolled in as of his last day of employment, subject to the Executive’s timely election of continuation of coverage under COBRA or state law equivalent or enrollment in individual marketplace benefits, pay the Executive an amount that is equal to the aggregate total of the monthly premium payments for the period of 12 months or until the date the Executive secures reasonably comparable coverage with another employer, if sooner, less applicable taxes and withholdings, with such payments to be made to the Executive in equal monthly or semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date processed after Executive has executed, delivered to the Company and not revoked the Release (if applicable); provided, however, that in all cases, Executive shall be responsible for payment of the COBRA or other applicable premium after the expiration of the 12 month period specified above.

For the purposes herein, “Change in Control” for the purposes hereof shall mean (A) a financing transaction or any transaction designed by the Company to raise money for the continuing operations of the Company or any sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, of the Company’s equity units by the Company or any holder or holders thereof, in which the holders of the Company’s equity units immediately prior to such financing transaction or transaction designed by the Company to raise money for the continuing operations of the Company or such sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, no longer hold as of record or retain beneficial ownership of at least fifty percent (50%) of the Company’s outstanding equity units immediately after any such financing transaction or transaction designed by the Company to raise money for the continuing operations of the Company or such sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers or issuances; or (B) a significant transaction involving the out-licensing of the Company’s lead clinical asset, a sale of substantially all of the assets of the Company, or a liquidation or dissolution of the Company.

For the purposes herein, “Good Reason” shall mean the occurrence of any of the following actions that have been taken by the Company without the Executive’s consent:

(A)    for a period of twelve (12) months immediately following a Change of Control (the “Post-COC Period”), Executive’s salary, bonus or equity are reduced or diminished, or the Executive’s duties and responsibilities or position are reduced or diminished to less than an executive “C” level position (Chief Officer of the company in some significant policy making or implementing capacity);

(B)    any time after the Post-COC Period, the Executive’s salary, bonus or equity are reduced or diminished, or Executive’s duties and responsibilities or position are reduced when compared to Executive’s duties and responsibilities as the Chief Executive Officer immediately prior to Change of Control;

(C)    the Company materially breaches its obligations under this Agreement; or

(D)    the Executive is required to relocate by more than 50 miles outside the extraterritorial jurisdiction of Houston, Texas.

In addition to any requirements set forth above, in order for any of the conditions or events set forth in clauses (A) through (D) above to constitute “Good Reason,” the Executive must inform the Company of the existence of the event within 90 days of the initial existence of the event, after which date the Company fails to cure the event which otherwise would constitute “Good Reason” hereunder within 90 days of the receipt of notice from the Executive and the Executive must terminate employment with the Company for such “Good Reason” no later than six (6) months after the initial existence of the event which prompted the Executive’s termination.

(d)    Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including, as a Manager or from any other positions as an officer of the Company.

6.    Representations and Warranties.

(a)    The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)    The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive’s responsibilities for the Company, any materials or documents of a former employer, partnership or those with a proprietary form of ownership which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer, partner(s) or other owner for their possession and use and provided the Company with a copy thereof.

7.    Confidentiality and Nondisclosure. The Executive shall not, either during or after the term of this Agreement, disclose to any third party any confidential or proprietary material or information relative to the Company or any of its business relationships without the written consent of the Company expect as necessary to perform his duties hereunder. The Executive shall not disclose to the Company, or make any use in the performance of Consulting Services hereunder of any trade secrets or confidential or proprietary item of any other party.

8.    Non-Compete. During the period commencing on the Effective Date and ending one (1) year after the termination of this Agreement, the Executive shall not:

(a)    perform services as a consultant, employee, officer, director or as any other type of adviser, in the specific area of the Company’s business (i.e., discovery and development of oncology focused, epigenetic, cancer drugs to treat and cure life-threatening diseases), for any other entity using the same or a similar business model which competes with the Company; nor

(b)    directly or indirectly recruit or otherwise solicit or induce any employees, other consultants, suppliers or contractors of the Company to terminate their relationships with the Company.

The restrictions against competition set forth in this Section 8 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

9.    Assignment of Inventions10. . All inventions, discoveries, improvements and patentable or copyrightable works relating to the Company’s compounds, product candidates and products (“Inventions”) initiated, conceived or made by the Executive, either alone or in conjunction with others, made while working in his capacity as an employee of the Company as described herein, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions. Executive shall assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive shall execute all documents necessary: (a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. The provisions of this Section 9 shall survive any termination of this Agreement.

10.    Non-disparagement. In consideration of the foregoing provisions of this Agreement, the parties agree to not, directly or indirectly, make or cause others to make any statement or take any action that could reasonably be construed to be a false or misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning, the other Party.

11.    Indemnification.

(a)    In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the LLC Agreement from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)    Within 30 days after the occurrence of the Minimum Financial Milestone Event, the Company shall purchase and maintain at its own expense during the Term and for a reasonable time thereafter, directors’ and officers’ liability insurance providing coverage to officers and the Board of Managers of the Company, including the Executive, with coverage limits of at least $1,000,000 per occurrence and terms that are no less favorable than the coverage provided to other managers and similarly situated executives of the Company. For the purposes of this Agreement, the “Minimum Financial Milestone Event” shall mean the sale by the Company of its Equity Securities in one or more bona fide equity financings following the Effective Date in which the Company receives aggregate gross proceeds of at least $500,000.00, including proceeds received in connection with any transaction in which the Company’s securities (or the securities of any successor to the Company) become publicly tradeable. “Equity Securities” means the Company’s common stock or preferred stock issued to one or more third parties for bona fide equity financing purposes.

12.    Debarment. Executive represents and warrants that he has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act (“Act”) or excluded from any Federal Health Care Program, including but not limited to, Medicare or Medicaid (“Federal Health Care Program”). In addition, Executive agrees to notify the Company immediately if the Executive is debarred under the Act or excluded under a Federal Health Care Program during the Term. Executive understands that such debarment or exclusion may result in immediate termination of this Agreement.

13.    Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company Executive Chairman or the Executive, as appropriate, with receipt aclolowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company and Executive at the addresses set forth below.

14.    Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and the Executive’s personal representatives.

15.    Entire Agreement. This Agreement and the Restricted Unit Award Agreement constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same, including the Prior Agreement.

16.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

17.    Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

18.    Section 409A Matters. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(a)    For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)    To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)    To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable.

(d)    If the Employee is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the seventh month following the date of the Executive’s “separation from service” as defined in Section 409A, or (ii) the date of the Executive’s death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(e)    The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this Agreement as may be necessary or advisable to permit this Agreement to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.

19.    Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents.

20.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement. This Agreement may be signed and delivered to the other Party by facsimile signature and or email; such transmission will be deemed a valid signature.

21.    Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

SALARIUS PHARMACEUTICALS, LLC

By:	/s/ Jonathan P. Northrup
Jonathan P. Northrup
Executive Chairman & Manager

Company Address:

2450 Holcombe Blvd. Suite J-608
Houston, TX 77021

EXECUTIVE:

/s/ David Arthur
David Arthur

Address:

EXHIBIT A

Executive Summary

Insurance Benefits Summary Explanation

The Company currently has a health and dental insurance plan (dental insurance is available for children only under the medical plan). The health insurance plan is a Preferred Provider Plan where there is an extensive list of doctors, specialists, hospitals, etc. that are part of the plan’s provider network. There are no referrals necessary and you are free to choose which service providers you select In-Network.

There is a cost and reimbursement difference between In-Network providers and Out-of-Network providers that is very important to pay attention to because it is significant.

In-Network the plan has a $2,000 per person/$4,000 per family deductible per year. The company pays 80% of the premium and contributes 80% of the deductible to a Health Savings Account in quarterly payments for you to use to pay any health-related expenses not covered by the insurance plan.

Out-of-Network providers and services are considerably more expensive due to the more limited nature of the benefit reimbursements provided under the plan.

The Company offers a Dental Plan for adults that contains a tiered reimbursement structure with basic care reimbursed at 100%, preventative care at 80% and restorative care at 50% of reasonable and customary expenses. There is a $1,000 annual maximum benefit available and the deductible must be met before any reimbursements can be paid.

The Company also has a Vision Care Plan through VSP that is a provider network-based plan. The company pays 80% of the premium for regular full-time employees.

With all Company benefits you must consult the Plan Document to confirm benefit eligibility, reimbursement rates and other important matters. The Company may change providers and coverage at the discretion of the Company.